File No. 33-08214

811-04813

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                          [X]

Pre-Effective Amendment No.                                                                                    [_]

Post-Effective Amendment No. 146                                                                            [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940    [X]

Amendment No. 150                                                                                                   [X]

DREYFUS INVESTMENT FUNDS

 (Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices)     (Zip Code)

Registrant's Telephone Number, including Area Code: (212) 922-6000

Michael A. Rosenberg, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

COPY TO:

David Stephens, Esq.

Stroock & Stroock & Lavan LLP

180 Maine Lane

New York, NY 10038-4982

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

  Facing sheet of the Registration Statement.
  Part C to the Registration Statement (including signature page).
  Exhibit (n) to Item 23 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file a revised Rule 18f-3 Plan as Exhibit (n) to Item 23 to this Registration Statement on Form N-1A.

With respect to Dreyfus/The Boston Company Emerging Markets Core Equity Fund (the “Fund”), the Prospectus and combined Statement of Additional Information of the Fund were filed on February 22, 2010 pursuant to Rule 497(e) under the Securities Act of 1933, as amended, and are incorporated by reference herein.

PART C

OTHER INFORMATION

Item 23.           Exhibits.

(a)(1)               Agreement and Declaration of Trust dated August 13, 1986 is incorporated by reference to Exhibit (1) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(2)               Certificate of Designation dated November 6, 1986 is incorporated by reference to Exhibit 1(a) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(3)               Certificate of Designation dated May 2, 1989 is incorporated by reference to Exhibit 1(b) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(4)               Certificate of Amendment dated November 21, 1989 is incorporated by reference to Exhibit 1(f) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(5)               Certificate of Amendment dated November 29, 1989 is incorporated by reference to Exhibit 1(g) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(6)               Certificate of Amendment dated April 24, 1990 is incorporated by reference to Exhibit 1(h) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(7)               Certificate of Designation dated September 4, 1990 is incorporated by reference to Exhibit 1(j) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(8)               Certificate of Designation dated September 8, 1992 is incorporated by reference to Exhibit 1(k) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(9)               Certificate of Designation dated December 8, 1993 is incorporated by reference to Exhibit 1(n) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(10)             Certificate of Designation dated October 16, 1995 is incorporated by reference to Exhibit 1(o) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(11)             Certificate of Designation dated July 18, 1996 is incorporated by reference to Exhibit 1(p) of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(a)(12)             Amendment to Declaration of Trust dated March 4, 1999 is incorporated by reference to Exhibit a(21) of Post-Effective Amendment No. 93 to the Registration Statement on Form N-1a, filed on March 3, 1999.

(a)(13)             Certificate of Designation dated November 10, 1999 is incorporated by reference to Exhibit a(20) of Post-Effective Amendment No. 93 to the Registration Statement on Form N-1a, filed on March 3, 1999.

(a)(14)             Amendment to Declaration of Trust dated June 21, 2003 is incorporated by reference to Exhibit a(27) of Post-Effective Amendment No. 110 to the Registration Statement on Form N-1a, filed on November 26, 2003.

(a)(15)             Certificate of Amendment dated July 1, 2003 is incorporated by reference to Exhibit a(28) of Post-Effective Amendment No. 110 to the Registration Statement on Form N-1a, filed on November 26, 2003.

(a)(16)             Certificate of Name Change dated June 29, 2005 is incorporated by reference to Exhibit a(32) of Post-Effective Amendment No. 118 to the Registration Statement on Form N-1a, filed on October 7, 2005.

(a)(17)             Certificate of Designation dated February 10, 2006 is incorporated by reference to Exhibit a(36) of Post-Effective Amendment No. 121 to the Registration Statement on Form N-1a, filed on February 14, 2006.

(a)(18)             Amendment to Declaration of Trust dated December 1, 2008 is incorporated by reference to Exhibit a(25) of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1a, filed on January 30, 2009.

(a)(19)             Certificate of Amendment dated December 1, 2008 is incorporated by reference to Exhibit a(19) of Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A, filed on January 28, 2010.

(b)                    By-Laws of the Registrant is incorporated by reference to Exhibit b of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1a, filed on April 30, 1998.

(c)	Not applicable

(d)(1)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Intermediate Tax Exempt Bond Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (7) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(2)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish International Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (9) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(3)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small/Mid Cap Growth Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (19) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(4)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Tax-Sensitive Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (21) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(5)

Investment Advisory Agreement between the Registrant, on behalf of  Dreyfus/Newton International Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (27) of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A, filed on January 30, 2009.

(d)(6)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Emerging Markets Core Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (29) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(7)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company International Core Equity Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (32) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(8)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Large Cap Core Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (34) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(9)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Growth Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (35) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(10)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/The Boston Company Small Cap Value Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (36) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(11)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit D (37) of Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A, filed on February 24, 2009.

(d)(12)

Investment Advisory Agreement between the Registrant, on behalf of Dreyfus/Standish Global Fixed Income Fund, and The Dreyfus Corporation is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 140 to the Registration Statement on Form N-1A, filed on September 30, 2009.

(d)(13)

Sub-Investment Advisory Agreement between The Dreyfus Corporation and Newton Capital Management Limited relating to Dreyfus/Newton International Equity Fund is incorporated by reference to Exhibit (d)(39) of Post-Effective Amendment No. 133 to the Registration Statement on Form N-1A, filed on January 30, 2009.

(e)

Distribution Agreement, dated June 30, 2007 and amended February 10, 2009, is incorporated by reference to Post-Effective Amendment No. 140 to Registrant’s Registration Statement on Form N-1A filed on September 30, 2009.

(f)	Not applicable

(g)(1)

Custody, Administration and Accounting Services Agreement between the Registrant and Mellon Bank, N.A. is incorporated by reference to Exhibit g(1) of Post-Effective Amendment No. 110 to the Registration Statement on Form N-1a, filed on November 26, 2003.

(g)(2)

Amendment to Custody, Administration and Accounting Services Agreement between the Registrant and Mellon Bank, N.A. is incorporated by reference to Exhibit g(2) of Post-Effective Amendment No. 130 to the Registration Statement on Form N-1a, filed on January 29, 2008.

(h)(1)

Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc. is incorporated by reference to Exhibit h(7) of Post-Effective Amendment No. 117 to the Registration Statement on Form N-1a, filed on April 29, 2005.

(h)(2)

Amendment to the Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc. is incorporated by reference to Exhibit h(4) of Post-Effective Amendment No. 130 to the Registration Statement on Form N-1a, filed on January 29, 2008.

(h)(3)

Shareholder Services Plan, dated December 20, 2007 and amended October 29, 2009, for Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Newton International Equity Fund and Dreyfus/Standish Global Fixed Income Fund is incorporated by reference to Exhibit h(1) of Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed on November 23, 2009.

(i)(1)	Opinion and Consent of Counsel for the Registrant is incorporated by reference to Exhibit i of Post-Effective Amendment No. 88 to the Registration Statement on Form N-1A, filed on November 3, 1997.
(i)(2)	Consent of Counsel for the Registrant is incorporated by reference to Exhibit (i)(2) of Post-Effective Amendment No. 137 to the Registration Statement on Form N-1A, filed on April 30, 2009.

(j)	Not applicable

(k)	None

(l)	Not applicable

(m)

Distribution Plan, dated December 20, 2007 and amended October 29, 2009, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small/Mid Growth Fund, Dreyfus/Newton International Equity Fund and Dreyfus/Standish Global Fixed Income Fund is incorporated by reference to Exhibit M(1) of Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed on November 23, 2009.

(n)

Rule 18f-3 Plan for Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund, amended as of February 4, 2009, and revised as of April 15, 2010, is filed herewith.

(p)	Code of Ethics adopted by the Registrant is incorporated by reference to Exhibit P of Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A, filed on November 23, 2009.
(q)

Power of Attorney of Bradley J. Skapyak, James Windels and Trustees, dated October 28, 2009 is incorporated by reference to Exhibit (q) of Post-Effective Amendment No. 143 to the Registration Statement on Form N-1A, filed on January 28, 2010.

(r)

Code of Ethics adopted by the non-management Board members of the Dreyfus Family of Funds, which became effective March 31, 2010, is incorporated by reference to Exhibit (r) of Post-Effective Amendment No. 144 to the Registration Statement on Form N-1A, filed on February 26, 2010.

Item 24.  Persons Controlled by or Under Common Control with Registrant

Not Applicable.

Item 25.  Indemnification

Under the Registrant's Agreement and Declaration of Trust, as amended, any past or present Trustee or officer of the Registrant is indemnified to the fullest extent permitted by law against liability and all expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party or is otherwise involved by reason of his being or having been a Trustee or officer of the Registrant. The Agreement and Declaration of Trust of the Registrant does not authorize indemnification where it is determined, in the manner specified in the Declaration, that such Trustee or officer has not acted in good faith in the reasonable belief that his actions were in the best interest of the Registrant. Moreover, the Declaration does not authorize indemnification where such Trustee or officer is liable to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such Trustee, officer or controlling person against the Registrant in connection with the securities being registered, and the Commission is still of the same opinion, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 26.  (a) Business and Other Connections of Investment Adviser

The Dreyfus Corporation ("Dreyfus") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser and manager for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer.

(b) Business and Other Connections of Sub-Investment Adviser

Registrant is fulfilling the requirement of this Item 26 to provide a list of the officers and directors of Newton Capital Management Limited ("Newton"), the sub-investment adviser to Registrant's Dreyfus/Newton International Equity Fund, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by Newton or that firm's officers and directors during the past two years, by incorporating by reference the information contained in the Form ADV filed with the SEC pursuant to the Investment Advisers Act of 1940 by Newton (SEC File No. 801-42114).

ITEM 31.              Business and Other Connections of Investment Adviser (continued)

                                Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum Chief Executive Officer and Chair of the Board	MBSC Securities Corporation++	Chief Executive Officer Chairman of the Board Director Executive Vice President	3/08 - Present 3/08 - Present 6/07 - 3/08 6/07 - 3/08

J. Charles Cardona

President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 - Present 6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin

Vice Chair and Director	None

Phillip N. Maisano Director, Vice Chair and Chief Investment Officer	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present

	BNY Mellon, National Association +	Senior Vice President	7/08 - Present

	Mellon Bank, N.A.+	Senior Vice President	4/06 - 6/08

	BNY Alcentra Group Holdings, Inc.++	Director	10/07 - Present

BNY Mellon Investment Office GP LLC*

		Manager	4/07 - Present

	Mellon Global Alternative Investments Limited London, England	Director	8/06 - Present

	Pareto Investment Management Limited London, England	Director	4/08 - Present

	The Boston Company Asset Management NY, LLC*	Manager	10/07 - Present

	The Boston Company Asset Management, LLC*	Manager	12/06 - Present

	Urdang Capital Management, Inc. 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	Director	10/07 - Present

	Urdang Securities Management, Inc. 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	Director	10/07 - Present

	EACM Advisors LLC 200 Connecticut Avenue Norwalk, CT 06854-1940	Chairman of Board	8/04 - Present

Phillip N. Maisano Director, Vice Chair and Chief Investment Officer

(continued)

	Founders Asset Management LLC****	Member, Board of Managers	11/06 - 12/09

	Standish Mellon Asset Management Company, LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Board Member	12/06 - Present

	Mellon Capital Management Corporation***	Director	12/06 - Present

	Mellon Equity Associates, LLP+	Board Member	12/06 - 12/07

	Newton Management Limited London, England	Board Member	12/06 - Present

	Franklin Portfolio Associates, LLC*	Board Member	12/06 - Present

Mitchell E. Harris

Director	Standish Mellon Asset Management Company LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Chairman Chief Executive Officer Member, Board of Managers	2/05 - Present 8/04 - Present 10/04 - Present

	Alcentra NY, LLC++	Manager	1/08 - Present

	Alcentra US, Inc. ++	Director	1/08 - Present

	Alcentra, Inc. ++	Director	1/08 - Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Pareto New York LLC ++	Manager	11/07 - Present

	Standish Ventures LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	President Manager	12/05 - Present 12/05 - Present

	Palomar Management London, England	Director	12/97 - Present

	Palomar Management Holdings Limited London, England	Director	12/97 - Present

	Pareto Investment Management Limited London, England	Director	9/04 - Present

Jeffrey D. Landau

Director	The Bank of New York Mellon+	Executive Vice President	4/07 - Present

	Allomon Corporation+	Treasurer	12/07 - Present

	APT Holdings Corporation+	Treasurer	12/07 - Present

	BNY Mellon, N.A.+	Treasurer	7/07 - 0/10

Jeffrey D. Landau

Director

(continued)	Mellon Funding Corporation+ The Bank of New York Mellon Corporation+	Treasurer Treasurer	12/07 - 12/09 7/07 - 01/10

Cyrus Taraporevala

Director	Urdang Capital Management, Inc. 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	Director	10/07 - Present

	Urdang Securities Management, Inc. 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	Director	10/07 - Present

	The Boston Company Asset Management NY, LLC*	Manager	08/06 – Present

	The Boston Company Asset Management LLC*	Manager	01/08 – Present

	BNY Mellon, National Association+	Senior Vice President	07/06 - Present

	The Bank of New York Mellon*****	Senior Vice President	07/06 - Present

Scott E. Wennerholm

Director	Mellon Capital Management Corporation***	Director	10/05 - Present

	Newton Management Limited London, England	Director	1/06 - Present

	Gannett Welsh & Kotler LLC	Manager	11/07 - Present

	222 Berkley Street Boston, MA 02116	Administrator	11/07 - Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Ivy Asset Management Corp. One Jericho Plaza Jericho, NY 11753	Director	12/07 - Present

	Urdang Capital Management, Inc. 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	Director	10/07 - Present

	Urdang Securities Management, Inc. 630 West Germantown Pike, Suite 300 Plymouth Meeting, PA 19462	Director	10/07 - Present

	EACM Advisors LLC 200 Connecticut Avenue Norwalk, CT 06854-1940	Manager	6/04 - Present

	Franklin Portfolio Associates LLC*	Manager	1/06 - Present

	The Boston Company Asset Management NY, LLC*	Manager	10/07 - Present

	The Boston Company Asset Management LLC*	Manager	10/05 - Present

	Pareto Investment Management Limited London, England	Director	3/06 - Present

Scott E. Wennerholm

Director

(continued)

	Mellon Equity Associates, LLP+	Executive Committee Member	10/05 - 12/07

	Standish Mellon Asset Management Company, LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Member, Board of Managers	10/05 - Present

	The Boston Company Holding, LLC*	Member, Board of Managers	4/06 - Present

	The Bank of New York Mellon *****	Senior Vice President	7/08 - Present

	BNY Mellon, National Association +	Senior Vice President	7/08 - Present

	Mellon Bank, N.A. +	Senior Vice President	10/05 - 6/08

	Mellon Trust of New England, N. A.*	Director Senior Vice President	4/06 - 6/08 10/05 - 6/08

	MAM (DE) Trust+++++	Member of Board of Trustees	1/07 - Present

	MAM (MA) Holding Trust+++++	Member of Board of Trustees	1/07 - Present

Bradley J. Skapyak

Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Senior Vice President Director	5/10 - Present 5/10 - Present

Dwight Jacobsen

Executive Vice President and Director	Pioneer Investments 60 State Street Boston, Massachusetts	Senior Vice President	4/06 - 12/07

Patrice M. Kozlowski

Senior Vice President – Corporate Communications	None

Gary Pierce Controller	The Bank of New York Mellon *****	Vice President	7/08 - Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	The Dreyfus Trust Company+++	Chief Financial Officer Treasurer	7/05 - 6/08 7/05 - 6/08

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

Gary Pierce Controller (continued)	MBSC Securities Corporation++	Director Chief Financial Officer	6/07 - Present 6/07 - Present

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 - 12/09
	Dreyfus Consumer Credit Corporation ++	Treasurer	7/05 - Present

	Dreyfus Transfer, Inc. ++	Chief Financial Officer	7/05 - Present

	Dreyfus Service Organization, Inc.++	Treasurer	7/05 - Present
	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly

Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present

	Laurel Capital Advisors, LLP+	Chief Compliance Officer	4/05 - Present

	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present

	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Gary E. Abbs

Vice President – Tax	The Bank of New York Mellon+	First Vice President and Manager of Tax Compliance	12/96 – Present

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Chairman President	01/09 – Present 01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Jill Gill

Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present

	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Mellon Bank N.A. +	Vice President	10/06 – 6/08

Joanne S. Huber

Vice President – Tax	The Bank of New York Mellon+	State & Local Compliance Manager	07/1/07 – Present

	Dreyfus Service Organization++	Vice President – Tax	01/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	01/09 – Present

	MBSC Securities Corporation++	Vice President – Tax	01/09 – Present

Anthony Mayo

Vice President – Information Systems	None

John E. Lane Vice President	A P Colorado, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P East, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Management, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Properties, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P Rural Land, Inc. +	Vice President– Real Estate and Leases	8/07 - 9/07
	Allomon Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	AP Residential Realty, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	AP Wheels, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	BNY Mellon, National Association +	Vice President – Real Estate and Leases	7/08 - Present
	Citmelex Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Eagle Investment Systems LLC 65 LaSalle Road West Hartford, CT 06107	Vice President– Real Estate and Leases	8/07 - Present
	East Properties Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	FSFC, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Holiday Properties, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	MBC Investments Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MBSC Securities Corporation++	Vice President– Real Estate and Leases	8/07 - Present
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Bank Community Development Corporation+	Vice President– Real Estate and Leases	11/07 - Present
	Mellon Capital Management Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #1+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #4+	Vice President – Real Estate and Leases	7/07 - Present
	Mellon Funding Corporation+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon Holdings, LLC+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon International Leasing Company+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Leasing Corporation+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Private Trust Company, National Association+	Vice President– Real Estate and Leases	8/07 - 1/08
	Mellon Securities Trust Company+	Vice President– Real Estate and Leases	8/07 - 7/08
	Mellon Trust Company of Illinois+	Vice President– Real Estate and Leases	8/07 - 07/08
John E. Lane Vice President (continued)	Mellon Trust Company of New England, N.A.+	Vice President– Real Estate and Leases	8/07 - 6/08
	Mellon Trust Company of New York LLC++	Vice President– Real Estate and Leases	8/07 - 6/08
	Mellon Ventures, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Melnamor Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MFS Leasing Corp. +	Vice President– Real Estate and Leases	7/07 - Present
	MMIP, LLC+	Vice President– Real Estate and Leases	8/07 - Present
	Pareto New York LLC ++	Vice President– Real Estate and Leases	10/07 - Present
	Pontus, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Promenade, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	RECR, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	SKAP #7+	Vice President– Real Estate and Leases	8/07 - 11/07
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present
		Senior Vice President	4/04 - 5/08

	Texas AP, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	The Bank of New York Mellon*****	Vice President – Real Estate and Leases	7/08 - Present
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

	Trilem, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
Jeanne M. Login Vice President	A P Colorado, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P East, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Management, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Properties, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P Rural Land, Inc. +	Vice President– Real Estate and Leases	8/07 - 9/07
	Allomon Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	AP Residential Realty, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	AP Wheels, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	APT Holdings Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	BNY Investment Management Services LLC++++	Vice President– Real Estate and Leases	1/01 - Present
	BNY Mellon, National Association +	Vice President – Real Estate and Leases	7/08 - Present
Jeanne M. Login Vice President (continued)	Citmelex Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Eagle Investment Systems LLC+	Vice President– Real Estate and Leases	8/07 - Present
	East Properties Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	FSFC, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Holiday Properties, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	MBC Investments Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MBSC Securities Corporation++	Vice President– Real Estate and Leases	8/07 - Present
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Bank Community Development Corporation+	Vice President – Real Estate and Leases	11/07 - Present
	Mellon Capital Management Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #1+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #4+	Vice President – Real Estate and Leases	7/07 - Present
	Mellon Funding Corporation+	Vice President – Real Estate and Leases	12/07 - Present
	Mellon Holdings LLC+	Vice President – Real Estate and Leases	12/07 - Present
	Mellon International Leasing Company+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Leasing Corporation+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Private Trust Company, National Association+	Vice President – Real Estate and Leases	8/07 - 1/08
	Mellon Securities Trust Company+	Vice President – Real Estate and Leases	8/07 - 7/08
	Mellon Trust of New England, N.A. *	Vice President – Real Estate and Leases	8/07 - 6/08
	Mellon Trust Company of Illinois+	Vice President– Real Estate and Leases	8/07 - 7/08
	MFS Leasing Corp. +	Vice President– Real Estate and Leases	7/07 - Present
	MMIP, LLC+	Vice President– Real Estate and Leases	8/07 - Present
	Pontus, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Promenade, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	RECR, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	SKAP #7+	Vice President – Real Estate and Leases	8/07 - 11/07
	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present
		Senior Vice President	4/04 - 5/08

Jeanne M. Login Vice President (continued)	Texas AP, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	The Bank of New York Mellon*****	Vice President – Real Estate and Leases	7/08 - Present
	Trilem, Inc. +	Vice President – Real Estate and Leases	8/07 - Present

James Bitetto

Secretary

	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - Present

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94104.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 32. Principal Underwriters

(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:

Advantage Funds, Inc.
BNY Mellon Funds Trust
CitizensSelect Funds
Dreyfus Appreciation Fund, Inc.
Dreyfus BASIC Money Market Fund, Inc.
Dreyfus BASIC U.S. Government Money Market Fund
Dreyfus BASIC U.S. Mortgage Securities Fund
Dreyfus Bond Funds, Inc.
Dreyfus Cash Management
Dreyfus Cash Management Plus, Inc.
Dreyfus Connecticut Municipal Money Market Fund, Inc.
Dreyfus Dynamic Alternatives Fund, Inc.
Dreyfus Funds, Inc.
The Dreyfus Fund Incorporated
Dreyfus Government Cash Management Funds
Dreyfus Growth and Income Fund, Inc.
Dreyfus Index Funds, Inc.
Dreyfus Institutional Cash Advantage Funds
Dreyfus Institutional Preferred Money Market Funds
Dreyfus Institutional Reserves Funds
Dreyfus Intermediate Municipal Bond Fund, Inc.
Dreyfus International Funds, Inc.
Dreyfus Investment Funds
Dreyfus Investment Grade Funds, Inc.
Dreyfus Investment Portfolios
The Dreyfus/Laurel Funds, Inc.
The Dreyfus/Laurel Funds Trust
The Dreyfus/Laurel Tax-Free Municipal Funds
Dreyfus LifeTime Portfolios, Inc.
Dreyfus Liquid Assets, Inc.
Dreyfus Manager Funds I
Dreyfus Manager Funds II
Dreyfus Massachusetts Municipal Money Market Fund
Dreyfus Midcap Index Fund, Inc.
Dreyfus Money Market Instruments, Inc.
Dreyfus Municipal Bond Opportunity Fund
Dreyfus Municipal Cash Management Plus
Dreyfus Municipal Funds, Inc.
Dreyfus Municipal Money Market Fund, Inc.
Dreyfus New Jersey Municipal Bond Fund, Inc.
Dreyfus New Jersey Municipal Money Market Fund, Inc.
Dreyfus New York AMT-Free Municipal Bond Fund
Dreyfus New York AMT-Free Municipal Money Market Fund
Dreyfus New York Municipal Cash Management
Dreyfus New York Tax Exempt Bond Fund, Inc.
Dreyfus Opportunity Funds
Dreyfus Pennsylvania Municipal Money Market Fund
Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
Dreyfus Premier GNMA Fund, Inc.
Dreyfus Premier Investment Funds, Inc.
Dreyfus Premier Short-Intermediate Municipal Bond Fund
Dreyfus Premier Worldwide Growth Fund, Inc.
Dreyfus Research Growth Fund, Inc.
Dreyfus State Municipal Bond Funds
Dreyfus Stock Funds
Dreyfus Short-Intermediate Government Fund
The Dreyfus Socially Responsible Growth Fund, Inc.
Dreyfus Stock Index Fund, Inc.
Dreyfus Tax Exempt Cash Management Funds
The Dreyfus Third Century Fund, Inc.
Dreyfus Treasury & Agency Cash Management
Dreyfus Treasury Prime Cash Management
Dreyfus U.S. Treasury Intermediate Term Fund
Dreyfus U.S. Treasury Long Term Fund
Dreyfus 100% U.S. Treasury Money Market Fund
Dreyfus Variable Investment Fund
Dreyfus Worldwide Dollar Money Market Fund, Inc.
General California Municipal Money Market Fund
General Government Securities Money Market Funds, Inc.
General Money Market Fund, Inc.
General Municipal Money Market Funds, Inc.
General New York Municipal Money Market Fund
Strategic Funds, Inc.

(b)

Name and principal Business address

Positions and offices with the Distributor

Positions and Offices with Registrant
Jon R. Baum*	Chief Executive Officer and Chairman of the Board	None
Ken Bradle**	President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	None
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
Jeffrey D. Landau*	Executive Vice President and Director	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Noreen Ross*	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Denise B. Kneeland****	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
Kevin L. O’Shea***	Senior Vice President	None
Christine Carr Smith*****	Senior Vice President	None
Ronald Jamison*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer
Stephen Storen*	Chief Compliance Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Natalia Gribas*	Vice President – Compliance and Anti-Money Laundering Officer	Anti-Money Laundering Compliance Officer
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President - Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President - Tax	None
John E. Lane******	Vice President – Real Estate and Leases	None
Jeanne M. Login******	Vice President – Real Estate and Leases	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Edward A. Markward*	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
James D. Muir*	Assistant Secretary	None
Barbara J. Parrish***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94104.
******	Principal business address is 101 Barclay Street, New York 10286.

Item 33.     Location of Accounts and Records

                  1.         The Bank of New York Mellon

                              One Mellon Bank Center

                              Pittsburgh, Pennsylvania 15258

                  2.         DST Systems, Inc.

                              1055 Broadway

                              Kansas City, MO 64105

                  3.         The Dreyfus Corporation

                              200 Park Avenue

                              New York, New York 10166

Item 34.     Management Services

                  Not Applicable

Item 35.     Undertakings

                  None

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 5th day of November, 2010.

DREYFUS INVESTMENT FUNDS

                              BY:   s/ Bradley J. Skapyak*

                                       Bradley J. Skapyak, President

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures                                         Title                                                                 Date

/s/ Bradley J. Skapyak *                      President (Principal Executive Officer)            11/5/2010

Bradley J. Skapyak

/s/James Windels*                               Treasurer (Principal Financial and                   11/5/2010

James Windels                                     Accounting Officer)

/s/Joseph S. DiMartino*                       Trustee, Chairman of the Board                      11/5/2010

Joseph S. DiMartino

/s/James M. Fitzgibbons*                     Trustee                                                          11/5/2010

James M. Fitzgibbons

/s/Kenneth A. Himmel*                       Trustee                                                          11/5/2010

Kenneth A. Himmel

/s/Stephen J. Lockwood*                     Trustee                                                          11/5/2010

Stephen J. Lockwood

/s/Roslyn M. Watson*                          Trustee                                                         11/5/2010

Roslyn M. Watson

/s/Benaree Pratt Wiley*                        Trustee                                                        11/5/2010

Benaree Pratt Wiley

*By:     /s/James Bitetto

Attorney-in-Fact

INDEX OF EXHIBITS

Exhibit No.

(n)        Rule 18f-3 Plan for Dreyfus/Newton International Equity Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund,  Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Standish Global Fixed Income Fund, amended as of February 4, 2009, and revised as of April 15, 2010.